Exhibit 10.31

July 28, 2023

Judith Krandel

Dear Judy,

I am very pleased to offer you the position of Chief Financial Officer (CFO) at Nephros (“the Company”). Initially, the position is targeted at an expected time commitment of 50% and the compensation is structured at the same level. This percentage – of both time and pay – may be increased or decreased from time to time by mutual agreement, in writing. Your employment is expected to begin on or about November 1, 2023.

As CFO, your primary responsibilities will be to manage the financial, risk management, and administrative operations of Nephros, including accounting, financial reporting, financial strategies, and control systems. You will also work closely with me in representing the Company to the public markets, and also partner with me in developing and executing strategies for increasing the market value of Nephros.

Your initial annual base salary will be $140,000, which is based on the aforementioned 50% time commitment. Your salary will be reviewed annually, beginning January 1, 2025.

In addition, you will be eligible to receive an annual bonus targeted at 25% of your base salary, based on the Company’s achievements of its goals. If your bonus is payable for 2023 company performance, it will be prorated to your start date. Bonuses may be paid in cash, restricted stock, or a combination of the two, at the Company’s discretion and in accordance with similar payments to other senior executives.

Subject to approval of the Company’s board of directors, you will be granted an option to purchase 122,524 shares of the Company’s stock (1.0% of current fully diluted shares) pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). Your right to exercise the stock options will vest over four years, in accordance with standard practices of the Company. In the event of a Change of Control (as such term is defined in the 2015 Plan), notwithstanding anything to the contrary contained herein, all shares subject to the option that have not then vested shall vest and become exercisable immediately and, unless all such options are cashed- out in the Change of Control transaction, shall remain exercisable for a period of not less than 360 days (or the expiration of the Option term, if sooner), regardless of whether your employment is terminated in connection with such Change of Control transaction.

Notwithstanding the foregoing, unless otherwise determined by the board of directors, no change in ownership of the Company’s outstanding securities shall be deemed a Change of Control if such change in ownership is caused by or relates solely to any disposition or acquisition of any Company securities by Wexford Capital, LP and/or its affiliates. This stock option will be subject to the terms and conditions of the 2015 Plan and a separate stock option agreement in the standard form approved for use under the 2015 Plan by the board of directors.

Nephros currently provides its employees with a benefits package, including:

●	Health plan – Approximately 90% company-paid
●	Health Reimbursement Plan – 100% company-paid
●	Dental and Vision Plan – 100% company-paid
●	Life Insurance – 100% company-paid
●	Flexible Spending Account – employee-paid
●	Long- and Short-Term Disability Plan – employee-paid
●	SIMPLE IRA Savings Plan – employee-paid with up to 3% company match
●	15 PTO days annually. “Use it or lose it” policy, where lawful

Please note that, as set forth in the Company’s employee handbook, the employee benefits provided to you by the Company are subject to change by the Company, in its sole discretion, at any time and from time to time.

Even though some provisions of this letter refer to future dates, they are merely reference points for certain events that are scheduled for as long as you are employed by the Company. Your employment with the Company is for an indefinite term and nothing in this letter modifies your at-will employment relationship with the Company. Further, your employment will also be subject to (a) the Company’s personnel policies and procedures as set forth in the Company’s Employee Handbook and other documents, (b) your entry into a Confidentiality, Invention Assignment and Non-Competition Agreement in the form separately provided to you, and (c) Nephros’ general satisfaction with your work performance. Either you or Nephros may terminate your employment with the Company for any reason.

If you have any questions regarding the details of this offer, please feel free to contact me. We are very excited about having you on our team. If you agree to the conditions that have been outlined, please sign, date, and return by e-mail at your earliest convenience.

Respectfully,

Robert Banks, President & Chief Executive Officer

Accepted:

/s/ Judith Krandel
Judith Krandel